Exhibit 10.3

MERCER INSURANCE GROUP, INC.
SENIOR MANAGEMENT RETENTION PLAN

Article 1.	Purpose.

This Mercer Insurance Group, Inc. Senior Management Retention Plan (this “Plan”) is intended to reward selected officers and key employees of Mercer Insurance Group, Inc. (“Mercer”) and its subsidiaries who continue to provide services to Mercer, United Fire & Casualty Company (“United Fire”), or their subsidiaries (collectively, the “Company”) after the consummation of the merger of a wholly-owned subsidiary of United Fire with and into Mercer pursuant to the terms and conditions of the Merger Agreement, as defined below (the “Merger”).

Article 2.	Definitions.

(a)	“409A Penalties” has the meaning set forth in Section 8.9 of this Plan.

(b)
“Cause” means (i) a Participant’s failure to perform his job duties and responsibilities in a manner commensurate with his position (for reasons other than disability), (ii) a Participant’s refusal to comply in any material respect with lawful Company policies or directives, (iii) a Participant’s material breach of any contract or agreement between such Participant and the Company, or such Participant’s material breach of any statutory duty, fiduciary duty that such Participant owes to the Company, (iv) the Participant’s commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving Company property or assets or such Participant’s engaging in unprofessional, unethical or intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, or (v) the Participant’s indictment, conviction or nolo contendere or guilty plea with respect to any felony or crime of moral turpitude.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Compensation Committee of the Board of Directors of United Fire.

(e)	“Company” has the meaning set forth in Article 1 of this Plan.

(f)	“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

(g)
“Good Reason” means the occurrence of any of the following events without the Participant’s prior consent: (i) a material diminution in the Participant’s annual base salary; or (ii) a change by more than fifty (50) miles of the geographic location at which the Participant is required to perform his principal services to the Company; provided that (A) the Participant provides written notice to the Company within ninety (90) calendar days after the initial existence of such event, setting forth the reason such event would constitute Good Reason hereunder, and (B) the Company fails to cure such event within thirty (30) calendar days after receipt of such notice.

(h)	“Mercer” has the meaning set forth in Article 1 of this Plan.

(i)	“Merger” has the meaning set forth in Article 1 of this Plan.

(j)	“Merger Agreement” means that certain Agreement and Plan of Merger, by and among United Fire, Red Oak Acquisition Corp. and Mercer, dated as of November 30, 2010.

(k)	“Merger Agreement Date” means the date on which the Merger Agreement is executed by United Fire, Red Oak Acquisition Corp. and Mercer.

(l)	“Participant” means an officer or key employee of the Company who is listed on Schedule A hereto.

(m)	“Plan” means this Senior Management Retention Plan.

(n)	“Retention Bonus” means the bonus for which a Participant is eligible pursuant to Article 5 of this Plan.

(o)	“United Fire” has the meaning set forth in Article 1 of this Plan.

Article 3.	Effective Date of Plan.

This Plan shall be effective as of the Effective Time of the Merger.

Article 4.	Eligibility.

The Participants in this Plan shall include only those officers and key employees of the Company who are employed by the Company as of the Merger Agreement Date and listed on Schedule A hereto.

Article 5.	Retention Bonuses.

5.1.           Each Participant who remains continuously employed by the Company for a period of nine (9) months following the Effective Time shall be entitled to a Retention Bonus in an amount equal to the amount set forth next to such Participant’s name on Schedule A.

5.2.           One-third (33.33%) of the Retention Bonus shall be paid to the Participant in cash within three (3) business days after the three-month anniversary of the Effective Time, provided the Participant remains continuously employed by the Company from the Effective Time through such three-month anniversary.

5.3.           An additional one-third (33.33%) of the Retention Bonus shall be paid to the Participant in cash within three (3) business days after the six-month anniversary of the Effective Time, provided the Participant remains continuously employed by the Company from the Effective Time through such six-month anniversary.

5.4.           The remaining one-third (33.33%) of the Retention Bonus shall be paid to the Participant in cash within three (3) business days after the nine-month anniversary of the Effective Time, provided the Participant remains continuously employed by the Company from the Effective Time through such nine-month anniversary.

5.5.           If (i) the Company terminates a Participant’s employment without Cause, or (ii) a Participant terminates his employment with the Company for Good Reason, in either case prior to the end of the nine-month period following the Effective Time, then the Company shall make a lump sum cash payment to the Participant within three (3) business days after the date of such termination of employment in an amount equal to one-third (33.33%) of the full amount of the Retention Bonus.  Following such payment, the Participant shall not be entitled to any subsequent payments under this Plan.

5.6.           If a Participant’s employment with the Company terminates prior to the end of the nine-month period following the Effective Time for any reason other than (i) a termination by the Company without Cause, or (ii) a termination by the Participant for Good Reason, such Participant shall not be entitled to any subsequent payments under this Plan.

Article 6.	Administration.

The Plan shall be administered by the Committee (or any successor thereto) consistent with the purpose and terms of this Plan.  The Committee shall have full power and authority to interpret this Plan and to make any determinations and to take such other actions as it deems necessary or advisable in carrying out its duties under this Plan, including the delegation of such authority or power, where appropriate.

Article 7.	Amendment and Termination.

The Plan shall terminate when the total amount of all Retention Bonuses has been paid to the respective Participants.  The Plan may not be amended in any manner that is adverse to a Participant without the written consent of such Participant.

Article 8.	Miscellaneous.

8.1.           No Retention Bonus shall be taken into consideration for the calculation of any pension, severance or other benefit under any employee benefit plan, program or arrangement, except as shall be required by applicable law.

8.2.           The right of a Participant to receive a Retention Bonus shall not be deemed a right to continued employment prior to or after the Effective Time, and shall not entitle the Participant to additional payments under any other plan or program implemented by the Company.

8.3.           No Participant shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber such Participant’s interest under this Plan.  The provisions of this Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators and successors in interest.

8.4.           The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes that the Company believes to be required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any Retention Bonus.

8.5.           The Plan is binding on all Participants and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successors, whether by way of merger, consolidation, purchase or otherwise.  Following the Effective Time, this Plan shall be binding on the Surviving Corporation, as defined in the Merger Agreement, to the same extent as if the Surviving Corporation had expressly assumed this Plan.

8.6.           The Plan and all determinations made and actions taken under this Plan shall be governed by the laws of the State of Iowa (excluding the choice of law provisions thereof).

8.7.           If any provision of this Plan is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other parts of this Plan, which parts shall remain in full force and effect.

8.8.           The Retention Bonuses are intended to be exempt from Section 409A of the Code as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment.  In the event the terms of this Plan would subject a Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company may amend the terms of this Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Plan.

Schedule A

Participant	Retention Bonus
Andrew R. Speaker	$281,250
David B. Merclean	$125,000
Paul R. Corkery	$110,000
Paul D. Ehrhardt	$145,000